Exhibit 99.1

KIRKLAND’S HOME REPORTS FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

Generated Operating Cash Flow of $40.1 Million and Made $45.0 Million of Debt Repayments in the Fourth Quarter

Entered into Amended Credit Agreement to Increase Revolving Credit Line to $90 Million and Extend Maturity Date by Five Years

NASHVILLE, Tenn. (April 4, 2023) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s Home” or the “Company”), a specialty retailer of home décor and furnishings, announced financial results for the 13-week and 52-week periods ended January 28, 2023.

Fourth Quarter 2022 Summary

•
Net sales were $162.5 million, with comparable sales decreasing 6.1%.
•
Gross profit margin of 24.8%.
•
GAAP net loss of $3.8 million, or a loss of $0.30 per diluted share, and adjusted net loss of $1.1 million, or an adjusted loss of $0.09 per diluted share.
•
Adjusted EBITDA of $2.6 million.
•
Operating cash flow of $40.1 million and $45.0 million of debt repayments.
•
Ended the year with a cash balance of $5.2 million, $15.0 million in outstanding debt and total liquidity of $46.2 million.

Fiscal Year 2022 Summary

•
Net sales were $498.8 million, with comparable sales decreasing 9.0%.
•
Gross profit margin of 24.0%.
•
GAAP net loss of $44.7 million, or a loss of $3.52 per diluted share, and adjusted net loss of $30.4 million, or an adjusted loss of $2.39 per diluted share.
•
Adjusted EBITDA of $(21.3) million.
•
Closed 16 stores and opened one store to end the year with 346 stores.

Management Commentary

“While fiscal 2022 was a challenging year, I’m proud of the resilience of our organization as we navigated a highly volatile consumer environment,” said Steve “Woody” Woodward, CEO of Kirkland's Home. “As previously disclosed, we started the fourth quarter with promising sales trends during our Black Friday event, but then declining traffic and the effect of significant inventory reductions on our merchandise mix drove sales lower. Despite these challenges, we were able to generate over $40 million in operating cash flow that was used to pay down debt and strengthen our balance sheet.

“With better liquidity and a rebalanced merchandise strategy in place, we believe fiscal 2023 will be a year of stabilization. We recognize the importance of regaining market share in our value décor and holiday categories. Shoppers in these lower-priced categories have been impactful in driving sales growth throughout our history, so we have optimized our product mix and enhanced our merchandise offerings to reinvigorate this portion of our customer base. We expect to begin seeing margin improvements starting in the fiscal first quarter as the supply chain has begun to normalize, and we continue to remain vigilant in our efforts to tightly manage operating costs across the organization.

“Although it remains difficult to predict when there will be a rebound in discretionary spending, we believe in our ability to re-establish Kirkland’s Home as a leading specialty retailer of home décor and furnishings. In light of everything we have faced, the organization has made significant progress improving the quality and design of our merchandise, enhancing the omni-channel experience, and optimizing the operating structure with a focus on delivering long-term profitability. We are laying a strong foundation that we believe will allow us to fully unlock the potential of our platform over time.”

Fourth Quarter 2022 Financial Results

Net sales in the fourth quarter of 2022 were $162.5 million, compared to $176.2 million in the prior year quarter. Comparable same-store sales decreased 6.1%, including a 5.5% decline in e-commerce sales. The decrease was primarily driven by a decline in traffic, partially offset by an increase in average ticket.

Gross profit in the fourth quarter of 2022 was $40.3 million, or 24.8% of net sales, compared to $58.7 million, or 33.3% of net sales in the prior year quarter. The decline was primarily a result of increased promotional activity to drive sales and reduce inventory, along with higher freight costs and the deleverage of fixed cost components on the lower sales base.

Operating loss in the fourth quarter of 2022 was $3.2 million compared to operating income of $14.0 million in the prior year quarter. The decrease was primarily a result of the aforementioned decline in gross profit and the deleverage of fixed operating costs.

EBITDA in the fourth quarter of 2022 was $0.4 million compared to $18.9 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of 2022 was $2.6 million compared to $20.3 million in the prior year quarter.

Net loss in the fourth quarter of 2022 was $3.8 million, or a loss of $0.30 per diluted share, compared to net income of $12.5 million, or earnings of $0.91 per diluted share in the prior year quarter. Adjusted net loss in the fourth quarter of 2022 was $1.1 million, or a loss of $0.09 per diluted share, compared to an adjusted net income of $11.4 million, or income of $0.84 per diluted share in the prior year quarter.

At January 28, 2023, the Company had a cash balance of $5.2 million and total liquidity of $46.2 million, with $15.0 million of outstanding debt under its $75 million senior secured revolving credit facility.

Fiscal Year 2022 Financial Results

Net sales in 2022 were $498.8 million, with 4.2% fewer stores, compared to $558.2 million in 2021. Comparable same-store sales decreased 9.0%, which included an 11.6% decrease in e-commerce sales. The decrease was primarily driven by a decline in traffic and conversion, partially offset by an increase in average ticket.

Gross profit in 2022 was $119.8 million or 24.0% of net sales, compared to $188.4 million, or 33.8% of net sales, in 2021. The decline was primarily a result of increased promotional activity to drive sales and reduce inventory, along with higher freight costs and the deleverage of fixed cost components on the lower sales base.

Operating loss in 2022 was $42.8 million compared to operating income of $25.3 million in 2021. The decrease was primarily a result of the aforementioned decline in gross profit and the deleverage of fixed operating costs.

EBITDA in 2022 was a loss of $26.2 million compared to income of $45.8 million in 2021. Adjusted EBITDA in 2022 was a loss of $21.3 million compared to income of $47.8 million in 2021.

Net loss in 2022 was $44.7 million, or a loss of $3.52 per diluted share, compared to net income of $22.0 million, or $1.51 diluted earnings per share, in 2021. Adjusted net loss in 2022 was $30.4 million, or a loss of $2.39 per diluted share, compared to an adjusted net income of $20.4 million, or $1.40 diluted earnings per share, in 2021.

During fiscal 2022, the Company repurchased approximately 480,000 shares for $6.3 million at an average cost of $13.03 per share.

Amended Credit Agreement

As of March 31, 2023, Kirkland’s Home has entered into an amended senior credit facility (the “Credit Agreement”) with its existing lender, Bank of America, N.A, serving as the administrative agent, collateral agent and lender. The Credit Agreement increases the face amount of the revolving line of credit to $90 million, and extends the maturity date to March 2028.

Investor Conference Call and Web Simulcast

Kirkland’s Home management will host a conference call to discuss its financial results for the fourth quarter and full year ended January 28, 2023, followed by a question-and-answer period with Steve Woodward, President and CEO, and Mike Madden, EVP and CFO.

Date: Tuesday, April 4, 2023

Time: 9:00 a.m. Eastern Time

Toll-free dial-in number: (855) 560-2577

International dial-in number: (412) 542-4163

Conference ID: 10175961

Please call the conference telephone number 10-15 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.kirklands.com. The online replay will follow shortly after the call and continue for one year.

A telephonic replay of the conference call will be available after the conference call through April 11, 2023.

Toll-free replay number: (877) 344-7529

International replay number: (412) 317-0088

Replay ID: 5952743

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 344 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland’s Home brand. The Company provides its customers an engaging shopping experience characterized by a curated, affordable selection of home furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating online and store experience allows the Company’s customers to furnish their home at a great value. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, certain statements in this release, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements deal with potential future circumstances and developments and are, accordingly, forward-looking in nature. You are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," "seek," "may," "could," "strategy," and similar expressions, involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the Company's liquidity including cash flows from operations and the amount of borrowings under the secured revolving credit facility, the Company’s actual and anticipated progress towards its short-term and long-term objectives including its brand transformation strategy, the timing of normalized macroeconomic conditions from the impacts of global geopolitical unrest and the COVID-19 pandemic on the Company’s revenues, inventory and supply chain, the continuing consumer impact of inflation and countermeasures, including raising interest rates, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in the Company's specific market areas, inflation, fluctuations in cost and availability of inventory, increased transportation costs and potential interruptions in supply chain, distribution systems and delivery network, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of the Company's information or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 25, 2022 and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Except as required by law, the Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	13-Week Period Ended
	January 28,	January 29,
	2023	2022
Net sales	$162,477	$176,191
Cost of sales	122,192	117,529
Gross profit	40,285	58,662
Operating expenses:
Compensation and benefits	22,038	24,605
Other operating expenses	18,634	18,295
Depreciation (exclusive of depreciation included in cost of sales)	1,185	1,714
Asset impairment	1,624	—
Total operating expenses	43,481	44,614
Operating (loss) income	(3,196)	14,048
Other expense (income), net	409	(21)
(Loss) income before income taxes	(3,605)	14,069
Income tax expense	188	1,617
Net (loss) income	$(3,793)	$12,452
(Loss) earnings per share:
Basic	$(0.30)	$0.97
Diluted	$(0.30)	$0.91
Weighted average shares outstanding:
Basic	12,754	12,816
Diluted	12,754	13,623

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	52-Week Period Ended
	January 28,	January 29,
	2023	2022
Net sales	$498,825	$558,180
Cost of sales	379,036	369,752
Gross profit	119,789	188,428
Operating expenses:
Compensation and benefits	85,231	84,931
Other operating expenses	69,183	70,786
Depreciation (exclusive of depreciation included in cost of sales)	6,055	6,612
Asset impairment	2,071	754
Total operating expenses	162,540	163,083
Operating (loss) income	(42,751)	25,345
Other expense (income), net	1,400	(24)
(Loss) income before income taxes	(44,151)	25,369
Income tax expense	543	3,343
Net (loss) income	$(44,694)	$22,026
(Loss) earnings per share:
Basic	$(3.52)	$1.61
Diluted	$(3.52)	$1.51
Weighted average shares outstanding:
Basic	12,703	13,670
Diluted	12,703	14,615

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	January 28,	January 29,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$5,171	$25,003
Inventories, net	84,071	114,029
Prepaid expenses and other current assets	5,089	10,537
Total current assets	94,331	149,569
Property and equipment, net	38,676	49,997
Operating lease right-of-use assets	134,525	124,684
Other assets	6,714	6,939
Total assets	$274,246	$331,189
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,739	$62,535
Accrued expenses	26,069	30,811
Operating lease liabilities	41,499	41,268
Total current liabilities	111,307	134,614
Operating lease liabilities	114,613	111,021
Revolving line of credit	15,000	—
Other liabilities	3,553	4,428
Total liabilities	244,473	250,063
Net shareholders’ equity	29,773	81,126
Total liabilities and shareholders’ equity	$274,246	$331,189

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	52-Week Period Ended
	January 28,	January 29,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(44,694)	$22,026
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation of property and equipment	16,522	20,431
Amortization of debt issuance costs	91	91
Impairment charge	2,071	754
Loss on disposal of property and equipment	185	195
Stock-based compensation expense	1,961	1,667
Changes in assets and liabilities:
Inventories, net	29,958	(51,946)
Prepaid expenses and other current assets	5,152	(1,949)
Accounts payable	(18,192)	6,455
Accrued expenses	(3,005)	(6,643)
Income taxes refundable	(1,441)	(310)
Operating lease assets and liabilities	(6,269)	(19,412)
Other assets and liabilities	(490)	(2,144)
Net cash used in operating activities	(18,151)	(30,785)
Cash flows from investing activities:
Proceeds from sale of property and equipment	59	68
Capital expenditures	(8,120)	(7,128)
Net cash used in investing activities	(8,061)	(7,060)
Cash flows from financing activities:
Borrowings on revolving line of credit	60,000	—
Repayments on revolving line of credit	(45,000)	—
Cash used in net share settlement of stock options and restricted stock	(2,383)	(379)
Proceeds received from employee stock option exercises	16	177
Repurchase and retirement of common stock	(6,253)	(37,287)
Net cash provided by (used in) financing activities	6,380	(37,489)
Cash and cash equivalents:
Net decrease	(19,832)	(75,334)
Beginning of the year	25,003	100,337
End of the year	$5,171	$25,003

Supplemental schedule of non-cash activities:
Non-cash accruals for purchases of property and equipment	$699	$1,303

Non-GAAP Financial Measures

To supplement our unaudited consolidated condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this earnings release and the related earnings conference call contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted operating (loss) income, adjusted net (loss) income and adjusted diluted (loss) earnings per share. These measures are not in accordance with, and are not intended as alternatives to, GAAP financial measures. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP financial measures, in evaluating the Company’s operational performance.

The Company defines EBITDA as net income or loss before interest, provision for income tax, and depreciation and amortization, adjusted EBITDA as EBITDA with non-GAAP adjustments and adjusted operating (loss) income as operating (loss) income with non-GAAP adjustments. The Company defines adjusted net (loss) income and adjusted diluted (loss) earnings per share by adjusting the applicable GAAP financial measures for non-GAAP adjustments.

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP financial measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows a reconciliation of operating (loss) income to EBITDA, adjusted EBITDA and adjusted operating (loss) income for the 13-week and 52-week periods ended January 28, 2023 and January 29, 2022 and a reconciliation of net (loss) income and diluted (loss) earnings per share to adjusted net (loss) income and adjusted diluted (loss) earnings per share for the 13-week and 52-week periods ended January 28, 2023 and January 29, 2022:

KIRKLAND’S, INC.

UNAUDITED NON-GAAP MEASURE RECONCILIATION

(In thousands, except per share data)

	13-Week Period Ended		52-Week Period Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Operating (loss) income	$(3,196)	$14,048	$(42,751)	$25,345
Depreciation and amortization	3,597	4,896	16,522	20,431
EBITDA	401	18,944	(26,229)	45,776
Non-GAAP adjustments:
Total adjustments in cost of sales(1)	—	894	46	(738)
Asset impairment(2)	1,624	—	2,071	754
Stock-based compensation expense(3)	501	346	1,961	1,667
Severance charges(4)	63	68	839	361
Total adjustments in operating expenses	2,188	414	4,871	2,782
Total non-GAAP adjustments	2,188	1,308	4,917	2,044
Adjusted EBITDA	2,589	20,252	(21,312)	47,820
Depreciation and amortization	3,597	4,896	16,522	20,431
Adjusted operating (loss) income	$(1,008)	$15,356	$(37,834)	$27,389

Net (loss) income	$(3,793)	$12,452	$(44,694)	$22,026
Non-GAAP adjustments, net of tax:
Total adjustments in cost of sales(1)	—	676	35	(553)
Asset impairment(2)	1,230	(3)	1,574	565
Stock-based compensation expense, including tax impact(3)	391	201	922	628
Severance charges(4)	39	51	637	271
Total adjustments in operating expenses	1,660	249	3,133	1,464
Tax valuation allowance(5)	984	(1,982)	11,134	(2,501)
Total non-GAAP adjustments, net of tax	2,644	(1,057)	14,302	(1,590)
Adjusted net (loss) income	$(1,149)	$11,395	$(30,392)	$20,436

Diluted (loss) earnings per share	$(0.30)	$0.91	$(3.52)	$1.51
Adjusted diluted (loss) earnings per share	$(0.09)	$0.84	$(2.39)	$1.40

Diluted weighted average shares outstanding	12,754	13,623	12,703	14,615

(1) Costs associated with asset disposals, closed store and lease termination costs and any gains on lease terminations.

(2) Asset impairment charges are related to property and equipment.

(3) Stock-based compensation expense includes amounts expensed related to equity incentive plans.

(4) Severance charges include expenses related to severance agreements and permanent store closure compensation costs.

(5) To remove the impact of the change in the Company’s valuation allowance against deferred tax assets in order to present adjusted results with a normalized tax rate.